NEWS

For Release:      April 28, 1999

Contact:          Financial:        Rosemary Ferrero, CPA
                                    Chief Financial Officer
                                    (215) 443-3612

                  Media:            David Kirk, APR
                                    (610) 792-3329

Summary: Penn-America Group, Inc. (NYSE:PNG) reports net operating earnings of $1.8 million or $0.20 per share(basic and diluted)
                  for   the first quarter of  1999; company  to shed  remaining
                  portfolio of minimum limits non-standard personal automobile business in California; board of directors authorizes buyback of an additional 500,000 shares.

         HATBORO PA (April 28, 1999) -- Penn-America Group, Inc. (NYSE:PNG) today reported net earnings from operations before net realized gains for the first quarter of 1999 of $1.8 million or $0.20 per share (basic and diluted) compared with $2.6 million or $0.26 per share (basic and diluted) for the first quarter of 1998, a decrease of 29.2 percent.
         Net earnings for the first quarter decreased 14.4 percent compared with the first quarter of 1998 to $2.2 million or $0.24 per share (basic and diluted) as compared with $2.6 million or $0.26 per share (basic and diluted) in 1998. Net earnings include net after-tax realized investment gains of $367,000, or $0.04 per share, for 1999 and net after-tax realized investment losses of $22,000 for 1998. Investment income decreased 13.1 percent to $2.4 million in 1999, compared with $2.8 million in 1998, primarily due to increased holdings of tax-exempt municipal bonds.
         As of March 31, 1999, Penn-America's insurance business comprised two distinct markets: commercial lines, which represent approximately 80 percent of the company's gross written premiums, and minimum limits non-standard personal automobile insurance for individuals. Today, the company announced that it will run-off its remaining portfolio of the automobile business, which is underwritten through a single agent in California. This follows a move earlier this year to eliminate the rest of the company's portfolio of this business in six other states.

Page Two/Penn-America Group (NYSE:PNG) First Quarter 1999 earnings

         For the year ended December 31, 1998, the company wrote approximately $23 million in non-standard personal automobile premiums, compared with approximately $10 to $11 million of premium the company estimates will be written during the run-off in 1999. For direct analysis of the impact of the two types of business on the company, first quarter results are provided below for each of the two types of business.
         Jon S. Saltzman, president and CEO noted, "We're optimistic about the strength of our commercial lines business which represents the bulk of our underwritings. The non-standard personal automobile insurance has become a distraction and no longer fits our business model. We've said repeatedly that we would leave this business if its profitability did not meet our standards. Because of what we believe are permanent changes in the marketplace for this type of insurance, its profitability no longer meets our requirements. We are doing what we said we would do to make best use of our stockholders' capital."

Commercial Lines

         Gross written premiums for commercial lines in the first quarter of 1999 increased 3.2 percent to $17.6 million compared with $17.1 million for the first quarter of 1998; net written premiums increased 6.6 percent to $16.3 million compared with $15.3 million in 1998.
         The statutory combined ratio for commercial lines increased to 95.3 percent compared with 92.6 percent in 1998, primarily due to the expense ratio, which increased to 34.4 percent compared with 31.6 percent in 1998. The increase in the expense ratio is attributable primarily to an increase in the commission the company pays to its commercial agents, from 20 percent to 22 percent. The loss ratio in commercial lines improved to 60.9 percent in the first quarter of 1999 compared with 61.0 percent in the first quarter of 1998.

Page Three/Penn-America Group (NYSE:PNG) First Quarter 1999 earnings

Personal Automobile Lines

         Gross written premiums for personal automobile lines decreased 40.5 percent in the first quarter of 1999 to $4.5 million compared with $7.5 million for the same quarter in 1998; net written premiums decreased 40.7 percent to $4.4 million compared with $7.5 million in 1998. Of the $4.5 million of premiums written in the first quarter of 1999, $2.4 million was written in California as compared with $4.3 million written in California in the first quarter of 1998. The decrease was due largely to actions the company took to limit losses in this business by cutting-back production.
         The statutory combined ratio for personal automobile lines increased to
112.3 percent compared with 99.3 percent in 1998, primarily due to the loss ratio, which increased to 74.4 percent compared with 64.1 percent in 1998. The expense ratio in personal automobile lines was 37.9 percent in 1999 and 35.2 percent in 1998. The increase in the expense ratio is attributable primarily to the 40.5 percent decline in written premiums for non-standard personal automobile insurance.

 Stock Buy-Back Program

  The board of directors has authorized today the buy-back of an additional 500,000 shares of the company's common stock bringing the total authorized for the buyback program to two million shares. During the first quarter of 1999, the company repurchased 669,800 shares of Penn-America Group stock at an average price of $10.91. As of March 31, 1999, the company held 1,212,125 treasury shares at a cost of $13.0 million. Funding for the treasury stock purchases was provided in part by a $9 million dividend from the company's insurance subsidiary, Penn-America Insurance Company.

Page Four/Penn-America Group (NYSE:PNG) First Quarter 1999 earnings

Per Share Amounts

         Per share amounts for the quarter ended March 31, 1999 are based on weighted average shares outstanding of 9,128,579 (basic) and 9,203,562 (diluted). Per share amounts for the quarter ended March 31, 1998 are based on weighted average share outstanding of 9,895,574 (basic) and 10,008,507 (diluted).

         Penn-America Group, Inc. is a specialty niche insurance company which, through its subsidiaries Penn-America Insurance Company and Penn-Star Insurance Company, underwrites commercial property, general liability, commercial multi-peril and commercial automobile insurance. The company has developed a unique and profitable niche providing small-premium insurance products to small businesses in small cities and towns in all 50 states through a controlled network of 56 entrepreneurial general agents.

         Saltzman and Rosemary Ferrero, the company's chief financial officer, will conduct a teleconference for equity analysts and fund managers today at 11:00 a.m. Eastern Daylight Time. To participate, telephone (800) 230-1096 a few minutes before 11:00 a.m. and request the Penn- America analyst conference. A digital recording of the teleconference will be available from 5:00 p.m. today through midnight eastern time, May 1. To hear the recording, telephone (800) 475-6701 at any time during that period and use access code 445345.

       Statements made in this press release which are not historical, including statements regarding 1998 full year and first quarter 1999 performance and expected insurance writings, are forward-looking statements and as such are subject to a number of risks. Please see the company's 1998 10-K (and other reports filed pursuant to the Securities and Exchange Act of 1934) for additional disclosure regarding potential risk factors.

     Note:  Tables follow.

PENN-AMERICA GROUP, INC. AND SUBSIDIARIES (NYSE: PNG)
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data and ratios)


SELECTED BALANCE SHEET DATA        At March 31, 1999       At December 31, 1998
---------------------------        -----------------       --------------------

Investments and Cash                  $ 175,003                     $ 182,866

Total Assets                            221,950                       230,504

Unpaid Losses and Loss Adjustment
    Expenses                             88,343                        88,937

Unearned Premiums                        33,294                        34,253

Capitalized Lease Obligations             1,923                         2,080

Total Liabilities                       128,158                       129,874

Total Stockholders' Equity            $  93,792                     $ 100,630

Total Shares Outstanding                  8,736                         9,396

Book Value Per Share                  $   10.74                     $   10.71


STATUTORY DATA                Three Months Ended            Twelve Months Ended
                           3/31/99         3/31/98               12/31/98
Commercial Lines:
Loss Ratio                  60.9%           61.0%                  59.0%
Expense Ratio               34.4            31.6                   34.1
                            ----            ----                   ----
Combined Ratio              95.3%           92.6%                  93.1%
                            =====           =====                  =====

Personal Lines:
Loss Ratio                  74.4%           64.1%                  70.1%
Expense Ratio               37.9            35.2                   37.3
                            ----            ----                   ----
Combined Ratio             112.3%           99.3%                 107.4%
                           ======           =====                 ======

Total:
Loss Ratio                  63.9%           62.0%                  62.3%
Expense Ratio               35.2            32.8                   35.0
                            ----            ----                   ----
Combined Ratio              99.1%           94.8%                  97.3%
                            =====           =====                  =====

Statutory Surplus        $ 77,739        $ 86,184               $ 85,358
                          ========        ========              ========

GAAP DATA

Commercial Lines:
Loss Ratio                  60.9%           61.0%                  59.0%
Expense Ratio               34.6            32.6                   34.2
                            ----            ----                   ----
Combined Ratio              95.5%           93.6%                  93.2%
                            =====           =====                  =====

Personal Lines:
Loss Ratio                  74.4%           64.1%                  70.1%
Expense Ratio               39.1            36.2                   37.3
                            ----            ----                   ----
Combined Ratio             113.5%          100.3%                 107.4%
                           ======          ======                ======

Total:
Loss Ratio                  63.9%           62.0%                  62.3%
Expense Ratio               35.5            33.7                   35.6
                            ----            ----                   ----
Combined Ratio              99.4%           95.7%                  97.9%
                           =====           =====                   =====

PENN-AMERICA GROUP, INC.  AND SUBSIDIARIES (NYSE: PNG)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)



                                                                  Twelve Months
                                           Three Months Ended           Ended
                                          3/31/99        3/31/98       12/31/98

Gross Written Premiums                     $ 22,100      $ 24,571      $ 95,097
Net Written Premiums                         20,743        22,766        87,829

REVENUES:
    Premiums Earned                          21,462        23,035        89,493
    Net Investment Income                     2,410         2,775        10,763
    Net Realized Investment Gains (Losses)      556          (34)            18
                                            --------      --------      -------
        Total Revenues                       24,428        25,776       100,274
                                            --------      --------      -------

LOSSES AND EXPENSES:
    Losses and Loss Adjustment
        Expenses                             13,724        14,291        55,733
    Amortization of Deferred
        Policy Acquisition Costs              6,153         6,370        25,452
    Other Underwriting Expenses               1,453         1,394         6,389
    Interest Expense                             36            44           177
                                            --------      --------     ---------
        Total Losses and Expenses            21,366        22,099        87,751
                                            --------      --------     ---------

Earnings Before Income Tax                    3,062         3,677        12,523

Income Tax                                      853         1,097         3,642
                                           ---------      --------     ---------

    NET EARNINGS                            $ 2,209       $ 2,580       $ 8,881
                                           =========      ========     =========

PER SHARE DATA:

Basic Per Share:
Operating Earnings                          $ 0.20        $ 0.26       $ 0.91
 Net Realized Gains                         $ 0.04        $ 0.00       $ 0.00
                                            ------        ------       ------
     Net Earnings                           $ 0.24        $ 0.26       $ 0.91
                                            ------        ------       ------

Weighted Average Shares Outstanding          9,129         9,896        9,766
                                            ======        ======        =====

Diluted Per Share:
Operating Earnings                          $ 0.20        $ 0.26      $ 0.90
 Net Realized Gains                         $ 0.04        $ 0.00      $ 0.00
                                            ------        ------      ------
     Net Earnings                           $ 0.24        $ 0.26      $ 0.90
                                            ------        ------      ------

Weighted Average Shares Outstanding          9,204        10,009       9,873
                                             =====        ======       ======